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PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED ON A
REQUEST FOR CONFIDENTIAL TREATMENT

****CONFIDENTIAL TREATMENT REQUESTED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT 10.8

THIRD AMENDMENT
YAHOO-INSWEB CORPORATION LICENSE AGREEMENT

        This third amendment (the "Third Amendment") is entered into as of September 24, 2001 (the "Third Amendment Effective Date") between Yahoo! Inc., a Delaware corporation ("Yahoo") and InsWeb Corporation, a Delaware corporation ("InsWeb") and amends the License Agreement entered into between Yahoo and InsWeb as of February 12, 1998 (the "Agreement"). Unless otherwise expressly defined herein, all capitalized terms have the meanings set forth in the Agreement. Except as expressly amended herein, the Agreement shall remain in full force and effect in accordance with its terms

        For good and valuable consideration, the receipt of which is hereby acknowledged, Yahoo and InsWeb hereby agree to amend the Agreement as follows:

        1.    The following definitions are hereby added to Section 1 of the Agreement ("Definitions"):

          "'Completed Shopping Session' ('CSS') means a User experience on the Co-Branded Pages in which a User completes a Co-Branded Application. A User may register a maximum of one (1) CSS per visit to an individual Co-Branded Application."

          "'Initiated Shopping Session' ('ISS') means a User experience on the Co-Branded Pages in which a User initiates but does not complete a Co-Branded Application."

        2.    Section 2.3(a) of the Agreement shall be replaced in its entirety by the following:

          "Through and including December 31, 2001, InsWeb shall be the exclusive merchant included in the Yahoo Insurance Information Center that provides on-line Insurance (excluding health insurance) quotation and transaction services with those features provided by InsWeb. Notwithstanding the foregoing, InsWeb acknowledges that, subject to the terms of this Agreement, Yahoo may: (i) include in the Insurance Information Center a directory of and links to other insurance providers, and/or content or tools relating to Insurance; (ii) integrate into the Insurance Information Center third party health Insurance services, and/or Insurance services not available on the InsWeb Site; and (iii) place banner and other advertisements and/or promotions from any source on any of the Yahoo Properties (including the Yahoo Insurance Information Center). Yahoo agrees not to provide a direct link from the Yahoo Insurance Information Center to a page where a merchant provides Insurance quotation or transaction services with the features provided by InsWeb; provided that Yahoo shall not be restricted from directly linking to the home page of any such merchant that offers or provides such Insurance quotation and transaction services on other pages of its web site. In the event Yahoo enters into negotiations with any third party pursuant to which additional insurance quotation related products or services would be provided by such partner ("Service Partner") in the Insurance Information Center during the Second Renewal Term ("Additional Items"), Yahoo will provide InsWeb with notification of the Additional Item(s) expected to be added to the Insurance Information Center, and InsWeb will have ten (10) business days in which to negotiate terms for an agreement under which such products or services would be supplied by InsWeb. Yahoo will consider any such timely submitted proposal prior to entering into any definitive agreement with a Service Partner regarding the provision of such services, but will be under no further obligation with respect to additional negotiations or its ultimate selection of or agreement with a Service Partner.

          From January 1, 2002 through the end of the Term, InsWeb shall be the non-exclusive merchant included in the Yahoo Insurance Information Center that provides on-line Insurance

  (excluding health insurance) quotation and transaction services with those features provided by InsWeb. For clarification purposes only, beginning January 1, 2002, Yahoo shall have the right to include (e.g., through advertising, content integration, service integration, etc.) third party merchants in the Yahoo Insurance Information Center in Yahoo's sole discretion."

        3.    During the Third Renewal Term, Section 4.1 of the Agreement ("Slotting Fee") shall be replaced in its entirety by the following:

          "4.1. Slotting Fee. In consideration of Yahoo's performance and obligations as set forth herein, InsWeb will pay Yahoo a total slotting fee equal to [****] ($[****]). Such fee shall be paid to Yahoo on the dates set forth below.

Payment		Date
$	[****]	Upon signing the Third Amendment
$	[****]	January 1, 2002
$	[****]	April 1, 2002
$	[****]	July 1, 2002"

        4.    During the Third Renewal Term, Section 4.2 of the Agreement shall be replaced in its entirety by the following:

          "4.2. Third Renewal Term Referral Fee and Milestone Payments.

      (a)
      In addition to the Slotting Fee, InsWeb shall pay to Yahoo a referral fee equal to [****] per Completed Shopping Session after the completion of [****] Completed Shopping Sessions. In addition, after the completion of [****] Completed Shopping Sessions, InsWeb shall pay to Yahoo milestone payments equal to [****] for the delivery of each succeeding [****] Completed shopping Sessions. For clarification purposes only, the first milestone payment will be due upon the completion of [****] Completed Shopping Sessions, the second milestone payment will be due upon on the completion of [****] Completed Shopping Sessions, and so on. Referral fees and milestone payments are due and payable within fifteen (15) days of Yahoo's quarterly invoice to InsWeb.

      (b)
      Yahoo and InsWeb agree to construct links and tracking methods to track the RFQs, RFCs, RFBs, ISSs and CSSs. Commencing on the Effective Date and continuing throughout the Term, InsWeb shall maintain a daily log of RFQs, RFCs, RFBs, ISSs and CSSs.

      (c)
      In addition to the audit rights and obligations specified in Section 4.5, InsWeb shall maintain, throughout the Term and for a period of two (2) years thereafter, complete and accurate accounting and sales books and records in accordance with generally accepted methods of accounting for all transactions which are the subject of this Agreement. Yahoo shall have the right, at its own expense, to direct an independent certified public accounting firm to inspect and audit such books and records that are relevant to the payments set out above; provided, however, that: (i) Yahoo shall provide InsWeb reasonable notice prior to such audit; (ii) any such inspection and audit shall be conducted during regular business hours in such a manner as not to interfere with normal business activities; (iii) in no event shall audits be made more frequently than once per calendar year unless an underpayment of more than ten percent (10%) is revealed in any audit; and (iv) in the event that any audit reveals an underpayment of more than five percent (5%) of the amounts due Yahoo for any calendar quarter, InsWeb will reimburse the reasonable cost of such audit.

      (d)
      The laws relating to the solicitation, negotiation and effectuation of insurance are subject to interpretation and may change. Accordingly, if the payments described herein are determined to be prohibited under any law, regulation or rule applicable to a party's performance of this Agreement, then the parties shall negotiate and agree upon a mutually acceptable non-refundable fee structure as an alternative to the fee structure described above.

        5.    Section 8.1 of the Agreement ("Term") shall be replaced in its entirety by the following:

          "8.1. Term. This Agreement will become effective as of the Effective Date and shall, unless sooner terminated as provided below or as otherwise agreed, remain effective for an initial term of twelve (12) months following the Launch Date (the "Initial Term"). Thereafter, the Agreement shall automatically renew for an additional period of approximately eighteen months, ending September 30, 2000 (the "Renewal Term"), shall further renew for an additional period of twelve months commencing on October 1, 2000, and ending September 30, 2001 ("Second Renewal Term"), and shall further renew for an additional period of twelve months commencing on October 1, 2001, and ending September 30, 2002 ("Third Renewal Term"). The Initial Term, the Renewal Term, and Second Renewal Term and the Third Renewal Term are hereinafter collectively referred to as the "Term." Notwithstanding the foregoing, "Term" shall not include the Second Renewal Term or the Third Renewal Term with respect to any reference to this Agreement or the term hereof in that certain agreement between the parties hereto and eHealthInsurance Services, Inc., dated July 13, 2000."

        6.    During the Third Renewal Term, Exhibit C of the Agreement will be amended as follows:

          A.    Beginning on the Third Amendment Effective Date and extending until December 31, 2001 (the "exclusivity period"), Exhibit C of the Agreement shall be replaced in its entirety by the following:

        "Yahoo will promote Yahoo's Insurance Information Center as follows:

  •
  A text link on the front page of Yahoo Finance currently located at http://finance.yahoo.com/.

  •
  A text link on the front page of Yahoo Autos.

  •
  The Yahoo Insurance Information Center will be promoted on the following list of keywords in the Yahoo Search service:
  insurance
  auto insurance
  life insurance
  homeowners insurance
  renters insurance
  insurance quote
  insurance quotes
  automobile insurance
  car insurance
  home insurance
  term life insurance
  insurance companies
  insurance agents"

          B.    From January 1, 2002 through the end of the Term, Exhibit C of the Agreement shall be replaced in its entirety by the following:

    "Yahoo will promote Yahoo's Insurance Information Center through a text link on the front page of Yahoo Finance currently located at http://finance.yahoo.com/."

        This Third Amendment has been executed by the duly authorized representatives of the parties, and is effective as of the date first written above. This Third Amendment may be executed in two counterparts, both of which taken together shall constitute a single instrument. Execution and delivery of this Third Amendment may be evidenced by facsimile transmission.

YAHOO! INC.		INSWEB CORPORATION
By:	/s/ George B. Williams	By:	/s/ Mark Guthrie
Name:	George B. Williams	Name:	Mark Guthrie
Title:	VP & GM	Title:	President

****CONFIDENTIAL TREATMENT REQUESTED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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  EXHIBIT 10.8
THIRD AMENDMENT YAHOO-INSWEB CORPORATION LICENSE AGREEMENT